UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 27, 2005

TECO ENERGY, INC.

(Exact name of registrant as specified in its charter)

Florida	1-8180	59-2052286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer identification No.)

702 N. Franklin Street, Tampa, Florida 33602

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (813) 228-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01: Entry into a Material Definitive Agreement

On April 27, 2005, the Compensation Committee and the Board of Directors of TECO Energy, Inc. (the “Corporation”) approved the performance goals for the 2005 annual incentive awards under the Corporation’s Annual Incentive Compensation Plan. The 2005 target incentive award percentages for the executives participating in the plan were set in January 2005 and reported in the Corporation’s Form 8-K dated January 26, 2005.

Sixty percent of the potential payments for awards made under this plan for the executive officers is based on corporate performance factors such as the Corporation’s net income, earnings, cash utilization and operating unit financial performance on an absolute basis and the Corporation’s earnings per share growth and return on equity relative to other companies in the utility industry. Additional quantitative targets, such as subsidiary performance in the case of a subsidiary president, were approved for certain executive officers.

The remaining forty percent weighting was placed on qualitative targets for each executive officer focusing on aspects of the Corporation’s business that are directly related to the executive officer’s individual responsibilities.

Under the 2004 Annual Incentive Plan, the achievement measurements for the relative performance goals were calculated and presented to the Compensation Committee and the Board. The measurement for the earnings per share growth goal did not result in a payout and the measurement for return on equity goal resulted in the minimum payout. However, on April 27, 2005, the Compensation Committee and the Board applied the discretion provided for under the Plan and determined there would be no payout for these relative performance goals. The payouts based on the individual and company performance measures were previously approved and also reported in the Corporation’s Form 8-K dated January 26, 2005.

On April 27, 2005, the Compensation Committee awarded performance-based restricted stock, time-vested restricted stock and stock options, pursuant to the form of grant documents previously filed with the Securities and Exchange Commission. The value of the grants to the executive officers was weighted as follows: 50% performance-based restricted stock, 30% time-vested restricted stock, and 20% options.

Also on April 27, 2005, the Compensation Committee increased CEO Sherrill Hudson’s monthly living allowance from $3,500 to $5,000 to cover both living and travel expenses, in recognition of Mr. Hudson’s retaining his residence in Miami.

On April 27, 2005, the Corporation’s Board of Directors approved amendments to be adopted on or before December 31, 2005, of specified non-qualified deferred compensation plans to provide for termination of the plans and distribution of the plans’ benefits in a lump sum. The plans specified by the Board are the TECO Energy Group Deferred Compensation Plan (the “TECO Deferred Plan”), Lykes Energy, Inc. Management Deferred Compensation Plan (the “Lykes MDCP”), Lykes Energy, Inc. Deferred Compensation Incentive Plan (“Lykes DCIP”) and the only two remaining individual Supplemental Executive Retirement Plans (the “Individual SERPs”) under which the future annuity payments are substantially funded in a Corporation trust. The Lykes plans were assumed at the time of the 1997 merger with Lykes Energy, Inc., the parent company of Peoples Gas System at the time. Total liabilities of these plans are approximately $11.7 million, of which approximately $9 million is currently funded through the Corporation’s rabbi trusts.

Recent tax legislation known as the “American Jobs Creation Act of 2004” (the “AJCA”) and the associated administrative guidance on the legislation have added new requirements regarding non-qualified deferred compensation plans. The guidance afforded companies with existing deferral plans the option of terminating the plans in 2005. Because participation by officers in the TECO Deferred Plan has substantially declined over the past several years, the Board approved the termination of the TECO Deferred Plan during the 2005 transition relief period. To maximize the efficiencies associated

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with terminating the TECO Deferred Plan, the Board also approved termination during the transition relief period of the Corporation’s remaining deferral plans, the Lykes MDCP, the Lykes DCIP and the Individual SERPs, each of which only include deferrals for officers who are no longer employed by the Corporation. In accordance with Financial Accounting Standard 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Plans and Termination Benefits,” payment of the Individual SERPs will trigger settlement accounting losses of approximately $1.3 million pretax.

The Board also approved an amendment to be entered into on or before December 31, 2005, of the TECO Energy Group Supplemental Executive Retirement Plan (the “Group SERP”). The Group SERP, subject to the consent of the affected participants, will be amended to provide that the only form of distribution available to participants or surviving spouses not currently receiving benefits will be a lump sum payment. The amendment will also make appropriate modifications to the Group SERP to comply with the AJCA. Additionally, the Group SERP and the related Trust Agreement will be amended to conform with the actions described in this filing.

Item 1.02: Termination of a Material Definitive Agreement

See the discussion in Item 1.01 relating to the amendment and termination of several of the Corporation’s deferred compensation plans.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: Apr. 29, 2005	TECO ENERGY, INC.
(Registrant)

/s/ G. L. GILLETTE
G. L. GILLETTE
Executive Vice President
and Chief Financial Officer (Principal Financial Officer)

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